Exhibit 23.13

WILLIAM M. COBB & ASSOCIATES, INC.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907	Tel: (972) 385-0354
Dallas, Texas 75251	Fax: (972) 788-5165
E-Mail: office@wmcobb.com

September 9, 2021

Contango Oil & Gas Company

111 E. 5th Street, Suite 300

Fort Worth, Texas, 76102

Re:	Contango Oil & Gas Company, Registration Statement on Form S-4

Gentlemen:

The firm of William M. Cobb & Associates, Inc. consents to the use of its name and to the use of its projections for Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue in Contango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this Registration Statement on Form S-4.

William M. Cobb & Associates, Inc. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Tor Meling Tor Meling
Senior Vice President